Exhibit 99.1
Advance Auto Parts Reports Fourth Quarter and Full Year 2020 Results
Fourth Quarter Net Sales Increased 12.0% to $2.4B; Comparable Store Sales Increased 4.7%
Diluted EPS Increased 19.6% to $1.65; Adjusted Diluted EPS Increased 14.0% to $1.87 Including $0.22 Impact from COVID-19

Full Year Net Sales Increased 4.1% to $10.1B; Comparable Store Sales Increased 2.4%
Diluted EPS Increased 4.4% to $7.14; Adjusted Diluted EPS increased 3.9% to $8.51 Including $0.66 Impact from COVID-19
Operating Cash Flow Increased 11.9% to $969.7M; Free Cash Flow Increased 17.7% to $702.1M

RALEIGH, N.C., February 16, 2021 — Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America that serves both professional installer and do-it-yourself customers, today announced its financial results for the fourth quarter and full year ended January 2, 2021.
"Since the onset of the pandemic, we have prioritized the health, safety and wellbeing of our team members and customers. We are incredibly grateful to our team members and independent partners for their dedication and perseverance. They were an inspiration to all of us as they cared for each other and our customers while balancing numerous obstacles both at work and at home. This enabled us to do our part to keep America moving," said Tom Greco, president and chief executive officer.

"As a result, Advance delivered another quarter of growth in comp sales, margin expansion and free cash flow as we crossed $10B in annual net sales for the first time ever. We believe our DIY omnichannel net sales continued to benefit from the impact COVID-19 had on the economy and resulting consumer behaviors. Meanwhile, we leveraged our scale to differentiate Advance and gain market share in the quarter. This was highlighted by the successful launch of the DieHard® brand, the expansion of our Carquest® brand and continued success from our Advance Same Day™ suite of fulfillment options. We also ramped up execution on our primary initiatives to expand gross margin in the quarter including strategic pricing, owned brand expansion and the streamlining of our supply chain. We believe our actions in the fourth quarter position us well to drive additional top-line growth and further margin expansion in 2021.

"Through the first four weeks of 2021, we are growing comparable store sales low double digits with strength across both DIY omnichannel and Professional. We are also encouraged by improving trends in the Northeast and Mid Atlantic Regions, which are still lagging the country, but closing the gap. In addition, we remain laser focused on the execution of our long term plan to drive growth at or above industry growth rates, deliver meaningful margin expansion, and return excess cash to shareholders. We look forward to sharing more details in our March release of our third annual Sustainability and Social Responsibility Report, as well as an update on our strategic business plan, which we will share with investors on April 20th."

Fourth Quarter 2020 Highlights (a)
•Net sales increased 12.0% to $2.4B; Comparable store sales (b) increased 4.7%
•Operating income increased 20.4% to $151.8M; Operating income margin expanded 45 bps to 6.4%
•Including approximately $19 million in COVID-19 related expenses, Adjusted operating income (b) increased 14.6% to 171.8M; Adjusted operating income margin (b) expanded 17 bps to 7.3%
•Including the impact of approximately $0.22 as a result of COVID-19 expenses, Diluted EPS increased 19.6% to $1.65 and Adjusted diluted EPS (b) increased 14.0% to $1.87
•Returned $319.9M to shareholders through the Company's share repurchase program

Full Year 2020 Highlights (a)
•Net sales increased 4.1% to $10.1B; Comparable store sales (b) increased 2.4%
•Operating income increased 10.7% to $749.9M; Operating income margin expanded 45 bps to 7.4%
•Including approximately $60M in COVID-19 related expenses, Adjusted operating income (b) increased 4.1% to $827.3M; Adjusted operating income margin (b) was in-line with prior year at 8.2%
•Including the impact of approximately $0.66 as a result of COVID-19 expenses, Diluted EPS increased 4.4% to $7.14 and Adjusted diluted EPS (b) increased 3.9% to $8.51
•Operating cash flow increased 11.9% to $969.7M; Free cash flow (b) increased 17.7% to $702.1M
•Returned $514.9M to shareholders through the combination of share repurchases and the Company's quarterly cash dividends
(a) The fourth quarter and full year 2020 included 13 weeks and 53 weeks, while the fourth quarter and full year 2019 included 12 weeks and 52 weeks.
(b) Comparable store sales exclude sales to independently owned Carquest locations, as well as the impact of the additional week in 2020. For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein.

Fourth Quarter and Full Year 2020 Operating Results
Fourth quarter 2020 Net sales totaled $2.4 billion, a 12.0% increase compared to the fourth quarter of the prior year. Comparable store sales growth for the fourth quarter 2020 was 4.7%. For the full year 2020, Net sales were $10.1 billion, an increase of 4.1% from full year 2019 results. Full year 2020 Comparable store sales growth was 2.4%. The fourth quarter and full year 2020 included 13 weeks and 53 weeks compared to 12 week and 52 weeks for the fourth quarter and full year 2019. The additional week in 2020 added $158.5 million to fourth quarter and full year Net sales.

Adjusted gross profit margin was 45.9% of Net sales in the fourth quarter of 2020, a 192 basis point increase from the fourth quarter of 2019. This improvement was primarily driven by price improvements, inventory management, including a reduction in inventory shrink, and supply chain leverage. The Company's GAAP Gross profit margin increased to 45.8% from 44.0% in the fourth quarter of the prior year. Adjusted gross profit margin for the full year 2020 was 44.4%, a 38 basis points improvement from prior year, while full year 2020 GAAP Gross profit margin increased 52 basis points to 44.3%.

Increased costs associated with COVID-19, as well as well as the additional week in the fourth quarter of 2020, resulted in higher SG&A expense compared to the fourth quarter of 2019. Adjusted SG&A as a percent of Net sales increased to 38.6% in the fourth quarter 2020, compared to 36.9% in the prior year. In addition to the COVID-19 related expenses and additional week, the increase in adjusted SG&A as a percent of Net sales was driven by lease termination costs related to the ongoing optimization of our real estate footprint, higher medical claim expenses and investment in marketing in the fourth quarter of 2020. The Company's GAAP SG&A for the fourth quarter 2020 was 39.4% of Net sales compared to 38.0% in the same quarter of the prior year. For the full year 2020, Adjusted SG&A was 36.2%, a 39-basis point increase compared to the full year 2019. The Company's full year 2020 GAAP SG&A was 36.9% of Net sales compared to 36.8% for the full year 2019. The additional week in 2020 contributed $53.5 million to fourth quarter and full year SG&A.

The Company generated Adjusted operating income of $171.8 million in the fourth quarter 2020, an increase of 14.6% from prior year results. Fourth quarter 2020 Adjusted operating income margin increased to 7.3% of Net sales, an improvement of 17 basis points from the prior year. On a GAAP basis, the Company's Operating income was $151.8 million, an increase of 20.4% compared to the fourth quarter of the prior year and Operating income margin was 6.4% of Net sales, which was 45 basis points improved from the prior year. For full year 2020, Adjusted operating income was $827.3 million, an increase of 4.1% from the full year 2019. Full year 2020 Adjusted operating income margin was unchanged from prior year results at 8.2% of Net sales. The Company's full year 2020 GAAP Operating income totaled $749.9 million, 7.4% of Net sales, an increase of 45 basis points compared to the full year 2019. The additional week in 2020 contributed $20.1 million to fourth quarter and full year Operating income.

The Company's effective tax rate in the fourth quarter 2020 was 20.4%. The Company's Adjusted diluted EPS was $1.87 for the fourth quarter 2020, an increase of 14.0% compared to the same quarter in the prior year. On a GAAP basis, the Company's Diluted EPS increased 19.6% to $1.65. The effective tax rate for the full year 2020 was 24.3%. Full year 2020 Adjusted diluted EPS was $8.51, an increase of 3.9% from full year 2019 results. The Company's diluted EPS on a GAAP basis increased 4.4% to $7.14 year over year. The additional week in 2020 contributed $0.23 to the fourth quarter and full year Diluted EPS.

Operating cash flow was $969.7 million for the full year 2020 versus $866.9 million for the full year 2019, an increase of 11.9%. Free cash flow for the full year 2020 was $702.1 million, an increase of 17.7% compared to the full year 2019.

Capital Allocation
During 2020, the Company repurchased a total of 3.0 million shares of its common stock for an aggregate amount of $458.5 million, or an average price of $150.65 per share. At the end of the fourth quarter of 2020, the Company had $432.2 million remaining under the share repurchase program.

On February 10, 2021, the Company's Board of Directors declared a quarterly cash dividend of $0.25 per share to be paid on April 2, 2021 to all common shareholders of record as of March 19, 2021.

Full Year 2021 Guidance
"Given our belief that our economy is beginning to see signs of stabilization and progress is underway with COVID-19 vaccinations, we are optimistic regarding a continued recovery in 2021. While uncertainty remains, we are providing financial guidance for the full year 2021 based on the factors we know today. In addition to our 2021 outlook, we are highlighting key assumptions impacting our current financial models," said Jeff Shepherd, executive vice president and chief financial officer.

The Company provided the following assumptions based on projections for the U.S. and guidance ranges related to its 2021 outlook:

•An increase in total vehicle miles driven in the U.S. from 2020 but to remain below 2019
•Consistent year-over-year federal tax rate
•No material increases in the federal minimum wage
•A reduction in COVID-19 related expenses

	2021
($ in millions)	Low	High
Net sales	$10,100	$10,300
Comparable store sales	1.0%	3.0%
Adjusted operating income margin (a)	8.7%	8.9%
Income tax rate	24%	26%
Capital expenditures	$275	$325
Free cash flow (a)	Minimum $600
New store openings	50	100
(a) For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein. Because of the forward-looking nature of the 2021 non-GAAP financial measures, specific quantification of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time.

Beginning in first quarter 2021, the impact of last in, first out ("LIFO") on the Company's results of operations will be a reconciling item to arrive at its non-GAAP financial measures, as applicable. The Company believes this measure will assist in comparing the Company's operating results with the operational performance of other companies in its industry. For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein.

Investor Conference Call
The Company will detail its results for the fourth quarter and full year 2020 via a webcast scheduled to begin at 8 a.m. Eastern Time on Tuesday, February 16, 2021. The webcast will be accessible via the Investor Relations page of the Company's website (ir.AdvanceAutoParts.com).

To join by phone, please pre-register online for dial-in and passcode information. Upon registering, participants will receive a confirmation with call details and a registrant ID. While registration is open through the live call, the company suggests registering a day in advance or at minimum 10 minutes before the start of the call. A replay of the conference call will be available on the Advance website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of January 2, 2021, Advance operated 4,806 stores and 170 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,277 independently owned Carquest branded stores across these locations in addition to Mexico, Grand Cayman, the Bahamas, Turks and Caicos and British Virgin Islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: darryl.carr@advance-auto.com

Forward-Looking Statements
Certain statements herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” "guidance," “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “should,” “strategy,” “will,” or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about the Company's strategic initiatives, operational plans and objectives, expectations for economic recovery and future business and financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect the Company's views based on historical results, current information and assumptions related to future developments. Except as may be required by law, the Company undertakes no obligation to update any forward-looking statements made herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, factors related to the timing and implementation of strategic initiatives, the highly competitive nature of the Company's industry, demand for the Company's products and services, complexities in its inventory and supply chain, challenges with transforming and growing its business and factors related to the current global pandemic. Please refer to “Item 1A. Risk Factors.” of the Company's most recent Annual Report on Form 10-K, as updated by its Quarterly Reports on Form 10-Q and other filings made by the Company with the Securities and Exchange Commission for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 2, 2021 (a)	December 28, 2019 (b)

Assets

Current assets:
Cash and cash equivalents	$834,992	$418,665
Receivables, net	749,999	689,469
Inventories	4,538,199	4,432,168
Other current assets	146,811	155,241
Total current assets	6,270,001	5,695,543

Property and equipment, net	1,462,602	1,433,213
Operating lease right-of-use assets	2,379,987	2,365,325
Goodwill	993,590	992,240
Intangible assets, net	681,127	709,756
Other assets, net	52,329	52,448
	$11,839,636	$11,248,525

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$3,640,639	$3,421,987
Accrued expenses	606,804	535,863
Other current liabilities	496,472	519,852
Total current liabilities	4,743,915	4,477,702

Long-term debt	1,032,984	747,320
Noncurrent operating lease liabilities	2,014,499	2,017,159
Deferred income taxes	342,445	334,013
Other long-term liabilities	146,281	123,250
Total stockholders' equity	3,559,512	3,549,081
	$11,839,636	$11,248,525
(a) This preliminary condensed consolidated balance sheet has been prepared on a basis consistent with the Company's previously prepared balance sheets filed with the Securities and Exchange Commission ("SEC"), but does not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).
(b) The balance sheet at December 28, 2019 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended	Twelve Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	January 2, 2021 (a)	December 28, 2019 (a)	January 2, 2021 (a)	December 28, 2019 (b)

Net sales	$2,365,131	$2,112,614	$10,106,321	$9,709,003
Cost of sales	1,281,435	1,183,845	5,624,707	5,454,257
Gross profit	1,083,696	928,769	4,481,614	4,254,746
Selling, general and administrative expenses	931,870	802,630	3,731,707	3,577,566
Operating income	151,826	126,139	749,907	677,180
Other, net:
Interest expense	(9,297)	(7,836)	(46,886)	(39,898)
Loss on early redemptions of senior unsecured notes	—	—	(48,022)	(10,756)
Other income (expense), net	(1,786)	1,736	(3,984)	11,220
Total other, net	(11,083)	(6,100)	(98,892)	(39,434)
Income before provision for income taxes	140,743	120,039	651,015	637,746
Provision for income taxes	28,747	24,132	157,994	150,850
Net income	$111,996	$95,907	$493,021	$486,896

Basic earnings per share	$1.66	$1.39	$7.17	$6.87
Average shares outstanding	67,581	69,262	68,748	70,869

Diluted earnings per share	$1.65	$1.38	$7.14	$6.84
Average diluted shares outstanding	67,929	69,570	69,003	71,165
(a) These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with the Company's previously prepared statements of operations filed with the SEC, but do not include the footnotes required by GAAP.
(b) The condensed consolidated statement of operations for the year ended December 28, 2019 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Year End
	January 2, 2021 (a)	December 28, 2019 (b)

Cash flows from operating activities:
Net income	$493,021	$486,896
Depreciation and amortization	250,081	238,371
Share-based compensation	45,271	37,438
Loss on early redemptions of senior unsecured notes	48,022	10,756
Provision for deferred income taxes	8,136	23,148
Other non-cash adjustments to Net income	6,194	8,352
Net change in:
Receivables, net	(59,014)	(62,837)
Inventories	(101,449)	(63,130)
Accounts payable	216,488	245,785
Accrued expenses	78,507	(72,288)
Other assets and liabilities, net	(15,569)	14,418
Net cash provided by operating activities	969,688	866,909
Cash flows from investing activities:
Purchases of property and equipment	(267,576)	(270,129)
Purchase of an indefinite-lived intangible asset	(230)	(201,519)
Proceeds from sales of property and equipment	909	8,709
Net cash used in investing activities	(266,897)	(462,939)
Cash flows from financing activities:
Decrease in bank overdrafts	—	(59,339)
Redemption on senior unsecured note	(602,568)	(310,047)
Borrowings under credit facilities	500,000	—
Payments on credit facilities	(500,000)	—
Proceeds from issuance of senior unsecured notes, net	847,092	—
Dividends paid	(56,347)	(17,185)
Proceeds from the issuance of common stock	3,270	3,334
Repurchases of common stock	(469,691)	(498,435)
Other, net	(7,753)	(481)
Net cash used in financing activities	(285,997)	(882,153)
Effect of exchange rate changes on cash	(467)	321

Net increase (decrease) in cash and cash equivalents	416,327	(477,862)
Cash and cash equivalents, beginning of period	418,665	896,527
Cash and cash equivalents, end of period	$834,992	$418,665
(a) This preliminary condensed consolidated statement of cash flows has been prepared on a basis consistent with the Company's previously prepared statements of operations filed with the SEC, but does not include the footnotes required by GAAP.
(b) The condensed consolidated statement of cash flows for the year ended December 28, 2019 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measures
The Company's financial results include certain financial measures not derived in accordance with accounting principles generally accepted in the United States of America. Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing the Company's operating performance, financial position or cash flows. The Company has presented these non-GAAP financial measures as it believes that the presentation of its financial results that exclude transformation expenses under the Company's strategic business plan and non-cash amortization related to the acquired General Parts International, Inc. (“GPI”) intangible assets and other non-recurring adjustments is useful and indicative of the Company's base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to store closure and consolidation activity in excess of historical levels. These measures assist in comparing the Company's current operating results with past periods and with the operational performance of other companies in its industry. The disclosure of these measures allows investors to evaluate the Company's performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses that the Company has determined are not normal, recurring cash operating expenses necessary to operate its business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

Transformation Expenses — Costs incurred in connection with our business plan that focuses on specific transformative activities that relate to the integration and streamlining of our operating structure across the enterprise, that we do not view to be normal cash operating expenses. These expenses will include, but not be limited to the following:

•Restructuring costs - Costs primarily relating to the early termination of lease obligations, asset impairment charges, other facility closure costs and Team Member severance in connection with our 2018 Store Rationalization plan and 2017 Store and Supply Chain Rationalization plan.
•Third-party professional services - Costs primarily relating to services rendered by vendors for assisting us with the development of various information technology and supply chain projects in connection with our enterprise integration initiatives.
•Other significant costs - Costs primarily relating to accelerated depreciation of various legacy information technology and supply chain systems in connection with our enterprise integration initiatives and temporary off-site workspace for project teams who are primarily working on the development of specific transformative activities that relate to the integration and streamlining of our operating structure across the enterprise.

GPI Amortization of Acquired Intangible Assets — As part of our acquisition of GPI, we obtained various intangible assets, including customer relationships, non-compete contracts and favorable leases agreements, which we expect to be subject to amortization through 2025.

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Thirteen Weeks Ended	Twelve Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
(in thousands, except per share data)	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Net income (GAAP)	$111,996	$95,907	$493,021	$486,896
Cost of sales adjustments:
Transformation expenses:
Restructuring costs	—	73	—	3,345
Other significant costs	1,534	—	3,161	—
Other adjustment (a)	—	—	—	13,010
SG&A adjustments:
GPI amortization of acquired intangible assets	6,251	6,343	27,337	27,500
Transformation expenses:
Restructuring costs	4,544	4,433	16,765	19,028
Third-party professional services	5,193	4,297	14,117	35,579
Other significant costs	2,405	8,595	15,965	19,351
Other income adjustment (b)	—	—	48,022	10,756
Provision for income taxes on adjustments (c)	(4,982)	(5,935)	(31,342)	(32,142)
Adjusted net income (Non-GAAP)	$126,941	$113,713	$587,046	$583,323

Diluted earnings per share (GAAP)	$1.65	$1.38	$7.14	$6.84
Adjustments, net of tax	0.22	0.26	1.37	1.35
Adjusted EPS (Non-GAAP)	$1.87	$1.64	$8.51	$8.19
(a)During the sixteen weeks ended April 20, 2019, the Company made an out-of-period correction, which increased Cost of sales by 13.0 million, related to received not invoiced inventory.
(b)During 2020, we incurred charges relating to a make-whole provision or tender premiums and debt issuance costs of $46.3 million and $1.7 million resulting from the early redemption of the Company's 2022 and 2023 senior unsecured notes. During the sixteen weeks ended April 20, 2019, we incurred charges relating to a make-whole provision and debt issuance costs of $10.1 million and $0.7 million resulting from the early redemption of the Company's 2020 senior unsecured notes.
(c)The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Adjusted Gross Profit:
	Thirteen Weeks Ended	Twelve Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
(in thousands)	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Gross profit (GAAP)	$1,083,696	$928,769	$4,481,614	$4,254,746
Gross profit adjustments	1,534	73	3,161	16,355
Adjusted gross profit (Non-GAAP)	$1,085,230	$928,842	$4,484,775	$4,271,101

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Thirteen Weeks Ended	Twelve Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
(in thousands)	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
SG&A (GAAP)	$931,870	$802,630	$3,731,707	$3,577,566
SG&A adjustments	(18,393)	(23,668)	(74,184)	(101,458)
Adjusted SG&A (Non-GAAP)	$913,477	$778,962	$3,657,523	$3,476,108

Reconciliation of Adjusted Operating Income:
	Thirteen Weeks Ended	Twelve Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
(in thousands)	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Operating income (GAAP)	$151,826	$126,139	$749,907	$677,180
Cost of sales and SG&A adjustments	19,927	23,741	77,345	117,813
Adjusted operating income (Non-GAAP)	$171,753	$149,880	$827,252	$794,993

NOTE: Adjusted gross profit, Adjusted gross profit margin (calculated by dividing Adjusted gross profit by Net sales), Adjusted SG&A, Adjusted SG&A as a percentage of Net sales, Adjusted operating income and Adjusted operating income margin (calculated by dividing Adjusted operating income by Net sales) are non-GAAP measures. Management believes these non-GAAP measures are important metrics in assessing the overall performance of the business and utilizes these metrics in its ongoing reporting. On that basis, management believes it is useful to provide these metrics to investors and prospective investors to evaluate the Company’s operating performance across periods adjusting for these items (refer to the reconciliations of non-GAAP adjustments above). These non-GAAP measures might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Non-GAAP measures should not be used by investors or third parties as the sole basis for formulating investment decisions, as they may exclude a number of important cash and non-cash recurring items.

Reconciliation of Free Cash Flow:
	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
(In thousands)	January 2, 2021	December 28, 2019
Cash flows from operating activities	$969,688	$866,909
Purchases of property and equipment	(267,576)	(270,129)
Free cash flow	$702,112	$596,780

NOTE: Management uses Free cash flow as a measure of its liquidity and believes it is a useful indicator to investors or potential investors of the Company's ability to implement growth strategies and service debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in the Company's condensed consolidated statement of cash flows as a measure of liquidity.

2021 Update to Non-GAAP Measures
Beginning Q1 2021, the impact of LIFO on the Company's results of operations will be a reconciling item to arrive at its non-GAAP financial measures, as applicable. The following table summarizes the quarterly and full year LIFO adjustments that were recorded in Cost of sales for 2020 and 2019.

(in thousands)	2020	2019
First quarter	$8,836	$26,444
Second quarter	3,111	16,497
Third quarter	(15,855)	33,765
Fourth quarter	(9,909)	24,621
Full year impact of LIFO adjustment	$(13,817)	$101,327

Adjusted Debt to Adjusted EBITDAR:
	Four Quarters Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	January 2, 2021	December 28, 2019
Total GAAP debt	$1,032,984	$747,320
Add: Operating lease liabilities	2,477,087	2,495,141
Adjusted debt	3,510,071	3,242,461

GAAP Net income	493,021	486,896
Depreciation and amortization	250,081	238,371
Interest expense	46,886	39,898
Other income (expense), net	3,984	(11,220)
Provision for income taxes	157,994	150,850
Restructuring costs	16,765	22,181
Third-party professional services	14,117	35,585
Other significant costs	19,126	19,537
Transformation expenses	50,008	77,303
Other adjustments (a)	48,022	23,936
Total net adjustments	556,975	519,138
Adjusted EBITDA	1,049,996	1,006,034
Rent expense	553,751	552,027
Share-based compensation	45,271	37,438
Adjusted EBITDAR	$1,649,018	$1,595,499

Adjusted Debt to Adjusted EBITDAR	2.1	2.0

(a)The adjustments to the four quarters ended January 2, 2021 represent charges incurred resulting from the early redemption of the Company's 2022 and 2023 senior unsecured notes. The adjustments to the four quarters ended December 28, 2019 represent an out-of-period correction related to received not invoiced inventory and charges incurred resulting from the early redemption of the Company's 2020 senior unsecured notes.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to maintain a 2.5 times leverage ratio and investment grade rating. The Company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the Company's ability to obtain additional funding. If the Company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company's financing arrangements. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company adjusts the calculation to remove rent expense and to add back the Company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information:
During the fifty-three weeks ended January 2, 2021, 13 stores and branches were opened and 74 were closed or consolidated, resulting in a total of 4,976 stores and branches as of January 2, 2021, compared to a total of 5,037 stores and branches as of December 28, 2019.